EXHIBIT 11

                      CACI INTERNATIONAL INC AND
SUBSIDIARIES                                           COMPUTATION OF EARNINGS
PER SHARE


                                 Three Months Ended      Nine Months Ended
                                       March 31,               March 31,
                                 1998          1997      1998          1997
                               -------       -------    -------      -------
Net income                    $  3,106      $  2,979   $  8,410     $  8,523
                               =======       =======    =======      =======
Average shares
 outstanding during the period  10,813        10,633     10,758       10,445

Dilutive effect of stock
 options after application
 of treasury stock method          386           442        376          536
                               -------       -------    -------      -------
Average number of shares
 outstanding during the period  11,199        11,075     11,134       10,981
                               =======       =======    =======      =======
Basic earnings per share      $   0.29      $   0.28   $   0.78     $   0.82
                               =======       =======    =======
=======
Diluted earnings per share    $   0.28      $   0.27   $   0.76     $   0.78
                               =======       =======    =======      =======